Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 10, 2021 appearing in the entity’s Annual Report on From 10-K/A, relating to the financial statements of Reinvent Technology Partners Z, as of December 31, 2020 for the period from October 2, 2020 (inception) through December 31, 2020.

/s/ WithumSmith+Brown, PC

New York, New York

October 4, 2021